Exhibit 10.2

Amendment No. 1 to OFFER LETTER

This Amendment No. 1 to Offer Letter (this “Amendment”) is made as of June 2, 2015 by and between Transgenomic, Inc., a Delaware corporation (the “Company”), and Leon Richards (“Executive”).

Recitals

Whereas, the Company and Executive are parties to that certain Offer Letter, dated as of November 6, 2012 (the “Offer Letter”), pursuant to which the Company offered to Executive, and Executive accepted, the position of Corporate Controller of the Company on the terms set forth in the Offer Letter;

Whereas, Executive is currently the Chief Accounting Officer of the Company; and

Whereas, the Company and Executive desire to amend the Offer Letter to provide Executive with certain additional benefits in certain circumstances as set forth herein.

Now Therefore, in consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

ARTICLE 1
AMENDMENT

1.1              AmendmentS TO FIRST PARAGRAPH OF the OFFER LETTER. The fourth and fifth bullet points in the first paragraph of the Offer Letter are hereby amended and restated in their entirety to read as follows:

•	“Severance. If you are terminated by the Company without Cause between the date you sign and return Amendment No. 1 to this letter and the 12-month anniversary of a Change in Control, you will be entitled to receive an amount equal to nine months of your base salary at termination, which will be paid in six equal, monthly installments, paid on the last day of each month, commencing in the month that includes the 55th day following your termination without Cause. These severance payments are subject to your signing and delivering a Release of Claims to the Company in substantially the form as set forth in Exhibit A attached hereto and such agreement becoming effective and irrevocable, all by the 55th day following your termination without Cause. The Release of Claims may be updated to ensure enforceability and to accommodate changes in the law. If the Company does not deliver an updated Release of Claims to you by the third business day after your termination, you may sign and return the version in Exhibit A attached hereto.

•	Vesting Acceleration. In the event you are employed with the Company upon a Change in Control, all of your stock options that are outstanding and unvested as of immediately prior to such Change in Control shall vest in their entirety, and become fully exercisable, as of immediately prior to, and contingent upon, such Change in Control.

•	Option Exercise Period. Unless your employment is terminated by the Company for Cause, you shall have until the earlier of the following dates to exercise any then-vested and outstanding stock options: (i) 180 days after your termination of employment or (ii) the date on which the stock options otherwise would become unexercisable, ignoring the fact that your employment terminated.

•	Definitions.

o	“Cause” means (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect, (ii) repeatedly failing to adhere to the directions of superiors or the Board of Directors of the Company (the “Board”) or the written policies and practices of the Company, (iii) the commission of a felony or a crime of moral turpitude, or any crime involving the Company, (iv) fraud, misappropriation, embezzlement, or material or repeated insubordination, (v) a material breach of your employment or other contractual agreement (if any) with the Company, or (vi) any illegal act detrimental to the Company; all as determined in the sole, reasonable discretion of the Board or the Committee.

o	“Change in Control” means any of the following events: (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the assets of the Company, (iii) a merger or combination involving the Company after which the owners of Common Stock immediately prior to the merger or combination own less than 50% of the outstanding shares of common stock of the surviving corporation, or (iv) the acquisition of more than 30% of the outstanding shares of Common Stock of the Company, whether by tender offer or otherwise, by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary handling securities under an employee benefit plan of the Company. The reasonable decision of the Board or the Committee as to whether a Change in Control has occurred shall be conclusive and binding.

o	“Committee” means the Compensation Committee of the Board.

o	“Common Stock” means the Company’s Common Stock, par value $.01, either currently existing or authorized hereafter and any other stock or security resulting from adjustment thereof as described in the Transgenomic, Inc. 2006 Equity Incentive Plan (the “Plan”), or the common stock of any successor to the Company which is designated for the purpose of the Plan.”

1.2              ADDITIONS TO the OFFER LETTER. The following paragraphs are hereby added to the Offer Letter immediately following the last paragraph thereof:

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“Entire Agreement. This letter contains the full and complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether oral or written, between the parties with respect to the subject matter hereof.

Amendment. This letter may only be amended in a writing signed by both parties. No waiver by either party of any breach of this letter will be deemed to waive any other or subsequent breach.

Assignment; Binding Effect. This letter shall be binding upon and shall inure to the benefit of the Company and any successor of the Company by merger or otherwise. This letter shall also be binding upon and shall inure to the benefit of you and your heirs. You may not assign, pledge or encumber any interest in this letter or any part of it without the prior written consent of the Company.

Governing Law. This letter and all questions of its interpretation, performance, enforceability and the rights and remedies of the parties hereto will be governed by and determined in accordance with the internal laws of the State of Connecticut, without regard to principles of conflicts of law.

Section 280G. In the event that any payment or benefit received or to be received by you pursuant to this letter or under any other agreement, contract, award, arrangement, etc. (collectively, “Payments”) would result in a “parachute payment” as described in Section 280G of the Internal Revenue Code of 1986, as amended (or any successor provision) (“Section 280G”), notwithstanding the other provisions of this letter, or any other agreement, contract, award, arrangement, etc., such Payments shall not, in the aggregate, exceed the maximum amount that may be paid to you without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as determined in good faith by the Company’s independent auditors. If any benefits must be cut back to avoid triggering such penalties, they shall be cut back in the following order: First, a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code; and, second, a pro rata cancellation of (a) equity-based compensation subject to Section 409A of the Code as deferred compensation and (b) equity-based compensation not subject to Section 409A of the Code. Reduction in either cash payments or equity compensation benefits shall be made pro rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. If an amount in excess of the limit set forth in this Section 8 is paid to you, you shall repay the excess amount to the Company on demand, with interest at the rate provided for in Code Section 1274(b)(2)(B) (or any successor provision). The Company and you agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties. The foregoing reduction, however, shall only apply if it increases the net amount you would realize from Payments, after payment of income and excise taxes on such Payments.

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Section 409A. If any amounts that become due to you under this letter constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”), payment of such amounts shall not commence until you incur a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). Each payment hereunder is designated as a separate payment for purposes of Section 409A. If, at the time of your separation from service, you are a “specified employee” (under Code Section 409A), any benefits as to which Section 409A penalties could be assessed that become payable to you on account of his “separation from service” (including any amounts payable pursuant to the preceding sentence) will not be paid until after six months and one day after your separation from service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, you shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Company during that period. Thereafter, you shall receive any remaining benefits as if there had not been an earlier delay. Notwithstanding the foregoing, nobody shall have liability to you in the event you suffer adverse consequences under Section 409A.

Withholding. The Company shall be entitled to withhold from any amounts payable under this letter any federal, state, or local withholding or other taxes or amounts which the Company determines it is required or permitted to withhold.

Severability. The invalidity or unenforceability of any provision or provisions of this letter shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.”

1.3              ADDITION OF EXHIBIT A TO the OFFER LETTER. An “Exhibit A” in the form of Exhibit A attached hereto is hereby added to the Offer Letter as Exhibit A.

ARTICLE 2
GENERAL PROVISIONS

2.1              Continuing Effectiveness. Except as modified by this Amendment, the Offer Letter shall remain in full force and effect and no party by virtue of entering into this Amendment is waiving any rights it has under the Offer Letter, and once this Amendment is executed by the parties hereto, all references in the Offer Letter to “this letter” shall refer to the Offer Letter as modified by this Amendment.

2.2              Successors AND ASSIGNS. This Amendment shall be binding upon and shall inure to the benefit of the Company and any successor of the Company by merger or otherwise. This Amendment shall also be binding upon and shall inure to the benefit of you and your heirs. You may not assign, pledge or encumber any interest in this Amendment or any part of it without the prior written consent of the Company.

2.3              Governing Law. This Amendment and all questions of its interpretation, performance, enforceability and the rights and remedies of the parties hereto will be governed by and determined in accordance with the internal laws of the State of Connecticut, without regard to principles of conflicts of law.

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2.4              COUNTERPARTS. This Amendment may be executed in one or two counterparts, including counterparts transmitted by facsimile or other electronic transmission, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows]

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In Witness Whereof, the parties have executed this Amendment as of the date first above written.

THE COMPANY:

Transgenomic, Inc.,

By:  /s/ Paul Kinnon

Name: Paul Kinnon

Title: President and Chief Executive Officer

EXECUTIVE:

/s/ Leon Richards

Leon Richards

Exhibit A

Form of Release Agreement

Release of Claims

In order to settle as fully as possible all known and unknown claims that I, Leon Richards, might have against Transgenomic, Inc. (the “Company”) and all related parties, the Company and I agree as follows:

(a)               Consideration: Within 14 days after the Company receives this Release of Claims (the “Agreement”) and it has become effective, the Company will pay me $[•], an amount equal to nine months of my base salary, which will be paid in six equal, monthly installments, paid on the last day of each month, commencing in the month that includes the 55th day following my termination. I will have until the earlier of the following dates to exercise any of my vested and outstanding stock options: (i) 180 days after my termination of employment or (ii) the date on which the stock options otherwise would become unexercisable, ignoring the fact that my employment terminated.

(b)               Release: I release (i.e., give up) all known and unknown claims that I presently have against the Company, all current and former, direct and indirect parents, subsidiaries, brother-sister companies, and all other affiliates and related partnerships, joint ventures, or other entities, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under, or in concert with, any of the persons or entities listed in this section, and their successors (the “Released Parties”), except claims that the law does not permit me to waive by signing this Agreement. For example, I am releasing all common law contract, tort, or other claims I might have, as well as all claims I might have under the Age Discrimination in Employment Act (ADEA), the Worker Adjustment & Retraining Notification Act (WARN Act), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), and any similar domestic or foreign laws, such as the Connecticut Human Rights and Opportunities Law, the Connecticut Family and Medical Leave Law, the Connecticut Age Discrimination and Employee Insurance Benefits Law, and the Connecticut Smokers’ Rights Law.

(c)                Applicable Law: This agreement is governed by Federal law and the laws of the State of Connecticut.

(d)               Representations and Promises: The Company and I acknowledge and agree that:

(i)                   Complete Agreement: This Agreement is the entire agreement relating to any claims or future rights that I might have with respect to the Company and the Released Parties. Once in effect, this Agreement is a legally admissible and binding agreement. It shall not be construed strictly for or against me, the Company, or any Released Party.

(ii)                   Amendments: This Agreement may be amended only by a written agreement that the Company and I both sign.

(iii)                   Representations: When I decided to sign this Agreement, I was not relying on any representations that are not in this Agreement. The Company would not have agreed to pay the consideration I am getting in exchange for this Agreement but for the representations and promises I am making by signing it. I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief now or in the future. I have properly reported all hours that I have worked and I have been paid all wages, overtime, commissions, compensation, benefits, and other amounts that the Company or any Released Party should have paid me in the past. I understand that the Company in the future may improve employee benefits or pay. I understand that my old job may be refilled. I have not been told that the Company or any Released Party ever will employ me in the future.

(iv)                   Reemployment: I promise not to seek employment with the Company or any Released Party unless it asks me to do so in writing.

(v)                   No Wrongdoing: This Agreement is not an admission of wrongdoing by the Company or any other Released Party; neither it nor any drafts shall be admissible evidence of wrongdoing.

(vi)                   Unknown Claims: I am intentionally releasing claims that I do not know that I might have and that, with hindsight, I might regret having released. I have not assigned or given away any of the claims I am releasing.

(vii)                   Effect of Void Provision: If the Company or I successfully assert that any provision in this Agreement is void, the rest of the Agreement shall remain valid and enforceable unless the other party to this Agreement elects to cancel it. If this Agreement is cancelled, I will repay the consideration I received for signing it.

(viii)                   Consideration of Agreement: If I initially did not think any representation I am making in this Agreement was true or if I initially was uncomfortable making it, I resolved all my doubts and concerns before signing this Agreement. I have carefully read this Agreement, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. The consideration period described in the box above my signature started when I first was given this Agreement, and I waive any right to have it restarted or extended by any subsequent changes to this Agreement.

(ix)                   Agreement to be Confidential: I have not disclosed and will never disclose the underlying facts that led up to the settlement evidenced by this Agreement, or the terms, amount, or existence of that settlement or this Agreement, to anyone (except that I may make such disclosure to a member of my immediate family or my attorney or other professional advisor but only if the person agrees to honor this confidentiality requirement; and such a person’s violation of this confidentiality requirement shall be treated as a violation by me). This subsection does not prohibit disclosures to the extent necessary legally to enforce this Agreement or to the extent required by law (but only if I notify the Company of a disclosure obligation or request within one day after I learn of it and permit the Company to take all steps it deems to be appropriate to prevent or limit the required disclosure).

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(x)                   Return of Company Property: I have returned to the Company all files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, and any other property of the Company or any Released Party in my possession or control. I have cleared all expense accounts, repaid everything I owe to the Company or any Released Party, paid all amounts I owe on Company-provided credit cards or accounts (such as cell phone accounts), and canceled or personally assumed any such credit cards or accounts. I agree not to incur any expenses, obligations, or liabilities on behalf of the Company.

(xi)                   Nondisparagement: I agree not to criticize, denigrate, or otherwise disparage the Company, any other Released Party, or any of their products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research. However, nothing in this subsection shall prohibit me from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law.

(e)                Employment Termination: My Company employment ended on [•] (the “Termination Date”). Whether I sign this Agreement or not, I understand that my rights and continued participation in Company-sponsored medical, dental, vision, etc. plans will be governed by their terms, and that I generally became ineligible for them shortly after my Termination Date, after which I may be able to purchase continued coverage under certain of such plans.

YOU MAY NOT MAKE ANY CHANGES TO THE TERMS OF THIS AGREEMENT. BEFORE SIGNING THIS AGREEMENT, READ IT CAREFULLY, AND THE COMPANY SUGGESTS THAT YOU DISCUSS IT WITH YOUR ATTORNEY AT YOUR OWN EXPENSE. TAKE AS MUCH TIME AS YOU NEED TO CONSIDER THIS AGREEMENT BEFORE DECIDING WHETHER TO SIGN IT –UP TO 21 DAYS. BY SIGNING IT YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

_______________ IS THE DEADLINE FOR YOU TO DELIVER A SIGNED COPY OF THIS AGREEMENT TO _______________ AT _________________. IF YOU FAIL TO DO SO, YOU WILL NOT RECEIVE THE SPECIAL PAYMENTS OR BENEFITS DESCRIBED IN IT.

YOU MAY REVOKE THIS AGREEMENT IF YOU REGRET HAVING SIGNED IT. TO DO SO, YOU MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO ______________ AT __________________ BEFORE SEVEN 24-HOUR PERIODS EXPIRE FROM THE TIME YOU SIGNED IT. IF YOU REVOKE THIS AGREEMENT, IT WILL NOT GO INTO EFFECT AND YOU WILL NOT RECEIVE THE SPECIAL PAYMENTS OR BENEFITS DESCRIBED IN IT.

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Date:
Leon Richards
Date:
Company

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